Exhibit 99

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      Consolidated Financial Statements and
                        Report of Independent Accountants
                                December 31, 2000

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                      AND REPORT OF INDEPENDENT ACCOUNTANTS

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

   REPORT OF INDEPENDENT ACCOUNTANTS                                        1


   CONSOLIDATED FINANCIAL STATEMENTS:

   Consolidated Balance Sheets                                              2
   Consolidated Statements of Operations and Comprehensive Income           3
   Consolidated Statements of Changes in Shareholder's Equity               4
   Consolidated Statements of Cash Flows                                    5
   Notes to Consolidated Financial Statements                               7

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder and Board of Directors of Financial Security Assurance Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, changes in shareholder's equity, and cash flows present fairly, in all material respects, the financial position of Financial Security Assurance Inc. and Subsidiaries (the Company) at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
January 24, 2001

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except per share data)

                                                                       December 31,  December 31,
                                                                          2000           1999
                                                                       ------------  ------------
                             ASSETS

Bonds at market value (amortized cost of $1,979,942 and
   $1,903,932)                                                         $ 2,084,282   $ 1,837,085
Equity investments at market value (cost of $10,006 and $10,100)             9,746         9,768
Short-term investments                                                     112,493       257,030
                                                                       -----------   -----------

     Total investments                                                   2,206,521     2,103,883
Cash                                                                         7,053         4,153
Deferred acquisition costs                                                 201,136       198,048
Prepaid reinsurance premiums                                               354,117       285,105
Reinsurance recoverable on unpaid losses                                    24,617         9,492
Receivable for securities sold                                               4,595        40,635
Other assets                                                               184,551       145,837
                                                                       -----------   -----------

          TOTAL ASSETS                                                 $ 2,982,590   $ 2,787,153
                                                                       ===========   ===========

     LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY

Deferred premium revenue                                               $   936,826   $   844,146
Losses and loss adjustment expenses                                        116,336        87,309
Deferred federal income taxes                                              123,121        53,357
Ceded reinsurance balances payable                                          48,784        36,387
Payable for securities purchased                                             5,158       239,295
Long-term debt                                                             120,000       120,000
Minority interest                                                           37,228        32,945
Accrued expenses and other liabilities                                     106,271        78,768
                                                                       -----------   -----------

          TOTAL LIABILITIES AND MINORITY INTEREST                        1,493,724     1,492,207
                                                                       -----------   -----------

COMMITMENTS AND CONTINGENCIES

Common stock (400 and 500 shares authorized, issued and outstanding;
   par value of $37,500 and $30,000 per share)                              15,000        15,000
Additional paid-in capital                                                 789,922       832,556
Accumulated other comprehensive income [net of deferred
   income tax provision (benefit) of $ 34,527 and $(23,513)]                69,553       (43,666)
Accumulated earnings                                                       614,391       491,056
                                                                       -----------   -----------

          TOTAL SHAREHOLDER'S EQUITY                                     1,488,866     1,294,946
                                                                       -----------   -----------

          TOTAL LIABILITIES AND MINORITY INTEREST AND
                         SHAREHOLDER'S EQUITY                          $ 2,982,590   $ 2,787,153
                                                                       ===========   ===========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                             (Dollars in thousands)

                                                                                     Year Ended December 31,
                                                                                     -----------------------

                                                                                  2000         1999         1998
                                                                                  ----         ----         ----
REVENUES:
   Net premiums written                                                         $ 218,138    $ 230,435    $ 219,853

   Increase in deferred premium revenue                                           (25,989)     (55,476)     (81,926)
                                                                                ---------    ---------    ---------

   Premiums earned                                                                192,149      174,959      137,927

   Net investment income                                                          119,112       92,552       76,023

   Net realized gains (losses)                                                    (31,468)     (10,090)      21,667

   Other income                                                                     1,445        1,307          381
                                                                                ---------    ---------    ---------

                           TOTAL REVENUES                                         281,238      258,728      235,998
                                                                                ---------    ---------    ---------
EXPENSES:

   Losses and loss adjustment expenses                                              9,403        8,829        3,949

   Policy acquisition costs                                                        37,602       39,809       35,439

   Merger Related Expenses                                                         33,912

   Other operating expenses                                                        39,143       33,210       28,502
                                                                                ---------    ---------    ---------

                           TOTAL EXPENSES                                         120,060       81,848       67,890
                                                                                ---------    ---------    ---------

Minority interest and equity in earnings of unconsolidated affiliates              (2,205)      (2,523)        (388)
                                                                                ---------    ---------    ---------

INCOME BEFORE INCOME TAXES                                                        158,973      174,357      167,720
                                                                                ---------    ---------    ---------

Provision (benefit) for income taxes:

   Current                                                                         23,913       39,765       46,736
   Deferred                                                                        11,725        1,375          167
                                                                                ---------    ---------    ---------

   Total provision                                                                 35,638       41,140       46,903
                                                                                ---------    ---------    ---------

        NET INCOME                                                                123,335      133,217      120,817
                                                                                ---------    ---------    ---------

   OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:

      Unrealized gains (losses) on securities:

         Holding gains (losses) arising during period [net of deferred
            income tax provision (benefit) of $47,664, $(47,498) and $12,428]      92,126      (88,211)      23,080

         Less: reclassification adjustment for gains (losses) included in net income [net of deferred income tax provision
            (benefit) of $(10,375) $(2,509) and $7,583]                           (21,093)      (7,581)      14,084
                                                                                ---------    ---------    ---------

         Other comprehensive income (loss)                                        113,219      (80,630)       8,996
                                                                                ---------    ---------    ---------

      COMPREHENSIVE INCOME                                                      $ 236,554    $  52,587    $ 129,813
                                                                                =========    =========    =========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                             (Dollars in thousands)

                                                                                 Unrealized
                                                                Additional       Gain (Loss)
                                                  Common          Paid-In            on              Accumulated
                                                  Stock           Capital        Investments           Earnings            Total
                                                  -----           -------        -----------           --------            -----
BALANCE, December 31, 1997                        $15,000         $617,870           $27,968            $237,022       $  897,860

Net income                                                                                               120,817          120,817

Net change in accumulated comprehensive
   income (net of deferred income
   taxes of $4,844)                                                                    8,996                                8,996

Stock repurchase                                                    (8,500)                                                (8,500)

Capital contribution from Parent                                    80,000                                                 80,000

Deferred equity payout by Parent                                     5,418                                                  5,418
                                                  -------         --------           -------            --------       ----------

BALANCE, December 31, 1998                         15,000          694,788            36,964             357,839        1,104,591

Net income                                                                                               133,217          133,217

Net change in accumulated comprehensive
   income (net of deferred income
   tax benefit of $43,417)                                                           (80,630)                             (80,630)

Capital contribution from Parent                                   126,439                                                126,439

Deferred equity payout by Parent                                    11,329                                                 11,329
                                                  -------         --------           -------            --------       ----------

BALANCE, December 31, 1999                         15,000          832,556           (43,666)            491,056        1,294,946

Net income                                                                                               123,335          123,335

Net change in accumulated comprehensive
   income (net of deferred income
   tax provision of $58,040)                                                         113,219                              113,219

Stock repurchase                                                   (55,000)                                               (55,000)

Deferred equity payout by Parent                                     8,485                                                  8,485

Other capital contribution from Parent                               3,881                                                  3,881
                                                  -------         --------           -------            --------       ----------

BALANCE, December 31, 2000                        $15,000         $789,922           $69,553            $614,391       $1,488,866
                                                  =======         ========           =======            ========       ==========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                                    Year Ended December 31,
                                                                    -----------------------

                                                                2000           1999          1998
                                                                ----           ----          ----
Cash flows from operating activities:
   Premiums received, net                                   $   225,253    $   230,394    $   247,229
   Policy acquisition and other operating expenses
     paid, net                                                  (73,358)       (41,852)       (81,559)
   Recoverable advances paid                                      1,495         (2,335)        (4,073)
   Losses and loss adjustment expenses recovered
      (paid)                                                      4,571          3,302         16,535
   Net investment income received                               106,039         84,423         67,268
   Federal income taxes paid                                    (27,441)       (44,472)       (52,210)
   Interest paid                                                 (6,000)        (8,168)
   Other                                                           (208)          (438)          (877)
                                                            -----------    -----------    -----------

          Net cash provided by operating activities             230,351        220,854        192,313
                                                            -----------    -----------    -----------

Cash flows from investing activities:
   Proceeds from sales of bonds                               1,440,090      1,936,748      1,735,585
   Proceeds from sales of equity investments                                    74,593         22,571
   Purchases of bonds                                        (1,742,929)    (2,129,656)    (2,098,264)
   Purchases of equity investments                                             (46,581)       (37,034)
   Gain on sale of subsidiaries
   Purchases of property and equipment                           (3,727)        (1,132)        (1,071)
   Net decrease (increase) in short-term investments            148,445       (161,231)        15,857
   Other investments                                            (14,330)        (2,171)        20,037
                                                            -----------    -----------    -----------

          Net cash used for investing activities               (172,451)      (329,430)      (342,319)
                                                            -----------    -----------    -----------

Cash flows from financing activities:
   Surplus notes issued                                                                        70,000
   Capital contribution (a)                                                    110,000         80,000
   Stock repurchase                                             (55,000)                       (8,500)
                                                            -----------    -----------    -----------

         Net cash provided (used) by financing activities       (55,000)       110,000        141,500
                                                            -----------    -----------    -----------

Net increase (decrease) in cash                                   2,900          1,424         (8,506)

Cash at beginning of year                                         4,153          2,729         11,235
                                                            -----------    -----------    -----------

Cash at end of year                                         $     7,053    $     4,153    $     2,729
                                                            ===========    ===========    ===========

                                    Continued

(a) In December 1999, the Parent contributed its ownership in XL Financial Assurance Ltd. to the Company at its fair value of $16,439. In 2000, the Company received a tax benefit of $3,881 by utilizing its Parent's losses. These amounts were recorded as a capital contribution.

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

                             (Dollars in thousands)

                                                             Year Ended December 31,
                                                             -----------------------

                                                          2000         1999         1998
                                                          ----         ----         ----
Reconciliation of net income to net cash flows
   from operating activities:

Net income                                             $ 123,335    $ 133,217    $ 120,817

   Increase in accrued investment income                  (6,436)      (4,271)      (3,939)

   Increase in deferred premium revenue and related
      foreign exchange adjustment                         23,668       54,438       82,530

   Decrease (increase) in deferred acquisition costs      (3,088)       1,511      (28,461)

   Increase in current federal income
      taxes payable                                        1,541        4,559        2,732

   Increase in unpaid losses and loss adjustment
      expenses                                            13,903       12,231       20,786

   Increase in amounts withheld for others                    18                        81

   Provision for deferred income taxes                    11,725        1,375          167

   Net realized losses (gains) on investments             31,468       10,090      (21,667)

   Depreciation and accretion of bond discount            (5,005)      (2,401)      (3,540)

   Minority interest and equity in earnings of
      unconsolidated affiliates                            2,205        2,523          388

   Change in other assets and liabilities                 37,017        7,582       22,419
                                                       ---------    ---------    ---------

Cash provided by operating activities                  $ 230,351    $ 220,854    $ 192,313
                                                       =========    =========    =========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

1. ORGANIZATION AND OWNERSHIP

     Financial Security Assurance Inc. (the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is engaged in providing financial guaranty insurance on asset-backed and municipal obligations. The Company's underwriting policy is to insure asset-backed and municipal obligations that it determines would be of investment-grade quality without the benefit of the Company's insurance. The asset-backed obligations insured by the Company are generally issued in structured transactions and are backed by pools of assets, such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The municipal obligations insured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and special revenue bonds and other special obligations of states and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Financial guaranty insurance written by the Company guarantees scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

     The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures. The Company's insured portfolio consists primarily of asset-backed and municipal obligations originated in the United States, but the Company has also written and continues to pursue business in Europe and the Asia Pacific region.

     On July 5, 2000, the Parent completed a merger in which the Parent became a direct subsidiary of Dexia Holdings Inc., which is an indirect, wholly owned subsidiary of Dexia S.A. (Dexia), a publicly held Belgian corporation. The net effect of the merger, reflected in the December 31, 2000 financial statements, is to decrease net income by $28.9 million. In addition, in connection with the merger, the Company repurchased $55,000,000 of its stock from its Parent in July 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), which differ in certain material respects from the accounting practices prescribed or permitted by insurance regulatory authorities (see Note 5). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Company's consolidated balance sheets at December 31, 2000 and 1999 and the reported amounts of revenues and expenses in the consolidated statements of operations and comprehensive income during the years ended December 31, 2000, 1999 and 1998. Such estimates and assumptions include, but are not limited to, losses and loss adjustment expenses and the deferral and amortization of deferred policy acquisition costs. Actual results may differ from those estimates. Significant accounting policies under GAAP are as follows:

     Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries, FSA Insurance Company, Financial Security Assurance International Ltd. (International), Financial Security Assurance of Oklahoma, Inc. and Financial Security Assurance (U.K.) Limited (collectively, the Subsidiaries). All intercompany accounts and transactions have been eliminated. Certain prior-year balances have been reclassified to conform to the 2000 presentation.

     Investments

     Investments in debt securities designated as available for sale are carried at market value. Equity investments are carried at market value. Any resulting unrealized gain or loss is reflected as a separate component of shareholder's equity, net of applicable deferred income taxes. All of the Company's debt and equity securities are classified as available for sale.

     Bond discounts and premiums are amortized on the effective yield method over the remaining terms of the securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at market value, which approximates cost. Cash equivalents are amounts deposited in money market funds and investments with a maturity at time of purchase of three months or less and are included in short-term investments. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recorded as earned.

     Derivative securities, including U.S. Treasury bond futures contracts and call option contracts, are not accounted for as hedges and are marked to market on a daily basis. Any gains or losses are included in realized capital gains or losses. There were no open positions in U.S. Treasury bond futures contracts and call option contracts at December 31, 2000.

     Investments in unconsolidated affiliates are reported in other assets and are based on the equity method of accounting (see Note 16).

     Premium Revenue Recognition

     Gross and ceded premiums are earned in proportion to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amount of debt insured. Deferred premium revenue and prepaid reinsurance premiums represent the portion of premium that is applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premium, less any amount credited to a refunding issue insured by the Company, are recognized.

     Losses and Loss Adjustment Expenses

     A case basis reserve for unpaid losses and loss adjustment expenses is recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. The estimated loss on a transaction is discounted using risk-free rates ranging from 5.5% to 6.1%.

     The Company also maintains a non-specific general reserve, which is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established in the future. The general reserve is calculated by applying a loss factor to the total net par amount outstanding of the Company's insured obligations over the term of such insured obligations and discounting the result at risk-free rates. The loss factor used for this purpose has been determined based upon an independent rating agency study of bond defaults and the Company's portfolio characteristics and history.

     Management of the Company periodically evaluates its estimates for losses and loss adjustment expenses and establishes reserves that management believes are adequate to cover the present value of the ultimate net cost of claims. The reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not differ from such estimates. The Company will, on an ongoing basis, monitor these reserves and may periodically adjust such reserves based on the Company's actual loss experience, its future mix of business, and future economic conditions.

     Deferred Acquisition Costs

     Deferred acquisition costs comprise those expenses that vary with and are primarily related to the production of business, including commissions paid on reinsurance assumed, compensation and related costs of underwriting and marketing personnel, certain rating agency fees, premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Deferred acquisition costs and the cost of acquired business are amortized over the period in which the related premiums are earned. Recoverability of deferred acquisition costs is determined by considering anticipated losses and loss adjustment expenses.

     Federal Income Taxes

     The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods reflected at current income tax rates.

     Segment Reporting

     As a monoline financial guaranty insurer, the Company has no reportable operating segments.

3. INVESTMENTS

     Bonds at amortized cost of $11,690,000 and $10,979,000 at December 31, 2000 and 1999, respectively, were on deposit with state regulatory authorities as required by insurance regulations.

     Consolidated net investment income consisted of the following (in thousands):
                                                   Year Ended December 31,
                                                   -----------------------

                                                2000         1999        1998
                                                ----         ----        ----

           Bonds                              $114,021     $87,697     $69,216

           Equity investments                      505         893         830

           Short-term investments                6,218       6,130       7,376

           Investment expenses                  (1,632)     (2,168)     (1,399)
                                              --------     -------     -------

           Net investment income              $119,112     $92,552     $76,023
                                              ========     =======     =======

     The credit quality of bonds at December 31, 2000 was as follows:

                                 Rating           Percent of Bonds
                            ----------------      ----------------
                                   AAA                 69.4%
                                   AA                  25.2
                                    A                   5.2
                                   BBB                  0.1
                                  Other                 0.1

     The amortized cost and estimated market value of bonds were as follows (in thousands):

                                                          Gross         Gross
                                           Amortized    Unrealized    Unrealized   Estimated
                                             Cost         Gains         Losses    Market Value
                                             ----         -----         ------    ------------
December 31, 2000

U.S. Treasury securities and obligations
   of U.S. government corporations
   and agencies                            $   44,117   $    3,545   $       (7)   $   47,655

Obligations of states and political
    Subdivisions                            1,504,105       94,442       (1,569)    1,596,978

Foreign securities                             15,240          630          (91)       15,779

Mortgage-backed securities                    232,586        6,451         (686)      238,351

Corporate securities                          151,996        3,316       (2,142)      153,170

Asset-backed securities                        31,898        1,218         (767)       32,349
                                           ----------   ----------   ----------    ----------

     Total                                 $1,979,942   $  109,602   $   (5,262)   $2,084,282
                                           ==========   ==========   ==========    ==========

December 31, 1999

U.S. Treasury securities and obligations
   of U.S. government corporations
   and agencies                            $   69,825   $       27   $     (512)   $   69,340

Obligations of states and political
    subdivisions                            1,189,115        5,469      (58,571)    1,136,013

Foreign securities                              2,277            1           (1)        2,277

Mortgage-backed securities                    381,613          450       (9,235)      372,828

Corporate securities                          222,294        2,123       (5,371)      219,046

Asset-backed securities                        38,808           17       (1,244)       37,581
                                           ----------   ----------   ----------    ----------

     Total                                 $1,903,932   $    8,087   $  (74,934)   $1,837,085
                                           ==========   ==========   ==========    ==========

     The change in net unrealized gains (losses) consisted of (in thousands):

                                                   Year Ended December 31,
                                                   -----------------------

                                                2000         1999         1998
                                                ----         ----         ----
Bonds                                        $ 171,187    $(119,681)   $  10,164
Equity investments                                  72       (3,350)       2,661
Other                                                        (1,017)       1,017
                                             ---------    ---------    ---------
   Change in net unrealized gains (losses)   $ 171,259    $(124,048)   $  13,842
                                             =========    =========    =========

     The amortized cost and estimated market value of bonds at December 31, 2000, by contractual maturity, are shown below (in thousands). Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                                  Amortized    Estimated
                                                                     Cost     Market Value
                                                                     ----     ------------
Due in one year or less                                           $       78   $       78
Due after one year through five years                                 94,865       95,675
Due after five years through ten years                               152,000      159,255
Due after ten years                                                1,468,515    1,558,574
Mortgage-backed securities (stated maturities of 4 to 30 years)      232,586      238,351
Asset-backed securities (stated maturities of 2 to 30 years)          31,898       32,349
                                                                  ----------   ----------

     Total                                                        $1,979,942   $2,084,282
                                                                  ==========   ==========

     Proceeds from sales of bonds during 2000, 1999 and 1998 were $1,404,050,000, $2,114,131,000 and $2,132,146,000, respectively. Gross gains of
$9,741,000, $17,907,000 and $26,373,000 and gross losses of $41,145,000,
$30,467,000 and $4,156,000 were realized on sales in 2000, 1999 and 1998, respectively.

     Proceeds from sales of equity investments during 2000, 1999 and 1998 were $0, $74,593,000 and $22,571,000, respectively. Gross gains of $0, $8,871,000 and
$973,000 and gross losses of $0, $5,008,000 and $1,323,000 were realized on sales in 2000, 1999 and 1998, respectively. Equity investments had no gross unrealized gains and gross unrealized losses of $260,000 and $332,000 as of December 31, 2000 and 1999, respectively.

    The Company held open positions in U.S. Treasury bond futures contracts with an aggregate notional amount of $0 and $26,900,000 as of December 31, 2000 and 1999, respectively. The Company also held open positions in Eurodollar futures contracts with an aggregate notional amount of $0 and $46,500,000 as of December 31, 2000 and 1999, respectively. Such positions are marked to market on a daily basis and, for the year ended December 31, 2000 and 1999, resulted in net realized gains of $334,000 and losses of $1,393,000, respectively.

4. DEFERRED ACQUISITION COSTS

     Acquisition costs deferred for amortization against future income and the related amortization charged to expenses are as follows (in thousands):

                                                  Year Ended December 31,
                                                  -----------------------

                                               2000         1999         1998
                                               ----         ----         ----

Balance, beginning of period                $ 198,048    $ 199,559    $ 171,098
                                            ---------    ---------    ---------
Costs deferred during the period:
   Ceding commission income                   (42,496)     (52,376)     (27,693)
   Premium taxes                                5,934        9,017        8,081
   Compensation and other acquisition costs    77,252       81,657       83,512
                                            ---------    ---------    ---------

                    Total                      40,690       38,298       63,900
                                            ---------    ---------    ---------

Costs amortized during the period             (37,602)     (39,809)     (35,439)
                                            ---------    ---------    ---------

Balance, end of period                      $ 201,136    $ 198,048    $ 199,559
                                            =========    =========    =========

5. STATUTORY ACCOUNTING PRACTICES

     GAAP for the Company differs in certain significant respects from accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

      - Upfront premiums on municipal business are recognized as earned when related principal and interest have expired rather than over the expected coverage period;

      - Acquisition costs are charged to operations as incurred rather than as related premiums are earned;

      - A contingency reserve (rather than a general reserve) is computed based on the following statutory requirements:

            (i) For all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus;

            (ii) For all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

      - Certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

      - Federal income taxes are provided only on taxable income for which income taxes are currently payable;

      - Accruals for deferred compensation are not recognized;

      - Purchase accounting adjustments are not recognized;

      - Bonds are carried at amortized cost;

      - Surplus notes are recognized as surplus rather than a liability.

     A reconciliation of net income for the calendar years 2000, 1999 and 1998 and shareholder's equity at December 31, 2000 and 1999, reported by the Company on a GAAP basis, to the amounts reported by the Subsidiaries on a statutory basis, is as follows (in thousands):

Net Income:                                     2000         1999        1998
                                                ----         ----        ----

GAAP BASIS                                   $ 123,335    $ 133,217   $ 120,817
Premium revenue recognition                    (13,824)     (19,397)    (16,411)
Losses and loss adjustment expenses incurred    10,233        4,171      12,938
Deferred acquisition costs                      (3,088)       1,511     (28,461)
Deferred income tax provision                   11,725        1,375         167
Current income tax benefit                         837       (9,266)     (8,206)
Accrual of deferred compensation, net          (20,328)      22,119      33,268
Other                                            4,869         (124)        100
                                             ---------    ---------   ---------

STATUTORY BASIS                              $ 113,759    $ 133,606   $ 114,212
                                             =========    =========   =========

                                                            December 31,
                                                    ---------------------------

Shareholder's Equity:                                   2000           1999
                                                        ----           ----

GAAP BASIS                                          $ 1,488,866    $ 1,294,946
Premium revenue recognition                            (124,878)      (110,650)
Loss and loss adjustment expense reserves                65,204         54,971
Deferred acquisition costs                             (201,136)      (198,048)
Contingency reserve                                    (608,335)      (473,387)
Unrealized loss (gain) on investments, net of tax      (104,080)        67,179
Deferred income taxes                                   123,121         53,357
Accrual of deferred compensation                         52,004         80,811
Surplus notes                                           120,000        120,000
Other                                                    17,580        (42,484)
                                                    -----------    -----------

STATUTORY BASIS SURPLUS                             $   828,346    $   846,695
                                                    ===========    ===========

SURPLUS PLUS CONTINGENCY RESERVE                    $ 1,436,681    $ 1,320,082
                                                    ===========    ===========

     The U.S. domiciled Subsidiaries file statutory-basis financial statements with state insurance departments in all states in which the Subsidiaries are licensed. On January 1, 2001, significant changes to the statutory basis of accounting became effective. The cumulative effect of these changes, known as Codification guidance, will be recorded as a direct adjustment to statutory surplus. The effect of adoption on January 1, 2001 is expected to be an approximate $50 million decrease to statutory surplus.

6. FEDERAL INCOME TAXES

     Prior to the merger with Dexia, the Parent, the Company and its Subsidiaries, except International, filed a consolidated federal income tax return. The calculation of each company's tax benefit or liability was controlled by a tax-sharing agreement that based the allocation of such benefit or liability upon a separate return calculation. Dexia Holdings, the Parent and the Company and its Subsidiaries, except International, will file a consolidated federal income tax return for periods subsequent to the merger, under a new tax sharing agreement. The new tax sharing agreement provides that each member's tax benefit or liability is calculated on a separate return basis and that any credits or losses available to the Parent or Dexia Holdings be allocated to the members based on the member's taxable income. At December 31, 2000, the Company and its Subsidiaries received benefits from utilizing the Parent's credits and losses of $3,881,000. This amount has been recorded as a capital contribution and a reduction in amounts payable to the Parent in the financial statements.

     Federal income taxes have not been provided on substantially all of the undistributed earnings of International, since it is the Company's practice and intent to reinvest such earnings in the operations of these subsidiaries. The cumulative amount of such untaxed earnings was $18,629,000 and $6,537,000 at December 31, 2000 and 1999, respectively.

      The cumulative balance sheet effects of deferred tax consequences are (in thousands):

                                                              December 31,
                                                              ------------
                                                          2000           1999
                                                          ----           ----
Deferred acquisition costs                             $  65,756      $  65,769
Deferred premium revenue adjustments                      17,077         14,860
Unrealized capital gains                                  35,372
Contingency reserves                                      60,608         55,028
Other, net                                                                  921
                                                       ---------      ---------
     Total deferred tax liabilities                      178,813        136,578
                                                       ---------      ---------

Loss and loss adjustment expense reserves                (20,492)       (18,219)
Deferred compensation                                    (35,115)       (42,335)
Unrealized capital losses                                               (22,667)
Other, net                                                   (85)
                                                       ---------      ---------
     Total deferred tax assets                           (55,692)       (83,221)
                                                       ---------      ---------
Total deferred income taxes                            $ 123,121      $  53,357
                                                       =========      =========

      No valuation allowance was necessary at December 31, 2000 or 1999.

     A reconciliation of the effective tax rate with the federal statutory rate follows:

                                                   Year Ended December 31,
                                                   -----------------------

                                                2000         1999         1998
                                                ----         ----         ----
Tax at statutory rate                           35.0%        35.0%        35.0%
Tax-exempt interest                            (14.3)        (9.5)        (8.1)
Income of foreign subsidiary                    (2.6)        (1.3)
Merger-related expenses                          4.2
Other                                            0.1         (0.6)         1.1
                                                ----         ----         ----

Provision for income taxes                      22.4%        23.6%        28.0%
                                                ====         ====         ====

7. DIVIDENDS AND CAPITAL REQUIREMENTS

     Under New York Insurance Law, The Company may pay a dividend without the prior approval of the Superintendent of the New York State Insurance Department (the Department) only from earned surplus subject to the maintenance of a minimum capital requirement. In addition, the dividend, together with all dividends declared or distributed by it during the preceding twelve months, may not exceed the lesser of 10% of its policyholders' surplus shown on its last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 2000, the Company had $79,737,000 available for the payment of dividends over the next twelve months. However, as a customary condition for approving the application of Dexia for a change in control of the Company, the prior approval of the Superintendent of the Department is required for any payment of dividends by the Company for a period of two years following such change in control, which began July 5, 2000.

8. CREDIT ARRANGEMENTS AND ADDITIONAL CLAIMS-PAYING RESOURCES

     The Company has a credit arrangement aggregating $150,000,000 at December 31, 2000, which is provided by commercial banks and intended for general application to transactions insured by the Company and the Subsidiaries. At December 31, 2000, there were no borrowings under this arrangement, which expires on April 27, 2001, if not extended. In addition, there are credit arrangements assigned to specific insured transactions. In August 1994, the Company entered into a facility agreement with Canadian Global Funding Corporation and Hambros Bank Limited. Under the agreement, which expires in August 2004, the Company can arrange financing for transactions subject to certain conditions. The amount of this facility was $186,911,000, of which $113,426,000 was unutilized at December 31, 2000.

     The Company has a standby line of credit commitment in the amount of $240,000,000 with a group of international banks to provide loans to the Company after it has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $240,000,000 or the average annual debt service of the covered portfolio multiplied by 5.75%, which amounted to $544,642,000 at December 31, 2000. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral. This commitment has a term beginning on April 30, 2000 and expiring on April 30, 2007 and contains an annual renewal provision subject to approval by the banks. No amounts have been utilized under this commitment as of December 31, 2000.

     The Company has borrowed $120,000,000 from its Parent in the form of Surplus Notes. These notes carry a simple interest rate of 5.0% per annum. Principal of and interest on the Surplus Notes may be paid at any time at the option of the Company, subject to prior approval of the Department and compliance with the conditions to such payments as contained in the New York Insurance Laws. These notes have no stated maturity. The Company paid interest of $6,000,000, $8,168,000 and $0 in 2000, 1999 and 1998, respectively.

9. EMPLOYEE BENEFIT PLANS

     The Company maintains both qualified and non-qualified, non-contributory defined contribution pension plans for the benefit of all eligible employees. The Company's contributions are based upon a fixed percentage of employee compensation. Pension expense, which is funded as accrued, amounted to $3,354,000, $1,680,000 (net of forfeitures of $1,316,000) and $2,380,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

     The Company has an employee retirement savings plan for the benefit of all eligible employees. The plan permits employees to contribute a percentage of their salaries up to limits prescribed by IRS Code, Section 401(k). The Company's contributions are discretionary, and none have been made.

     Performance shares are awarded under the Parent's 1993 Equity Participation Plan. The Plan authorizes the discretionary grant of performance shares by the Human Resources Committee to key employees of the Company. The amount earned for each performance share depends upon the attainment by the Parent of certain growth rates of adjusted book value per outstanding share over a three-year period. No payout occurs if the compound annual growth rate of the Parent's adjusted book value per outstanding share was less than 7% and 200% payout occurs if the compound annual growth rate was 19% or greater. Payout percentages are interpolated for compound annual growth rates between 7% and 19%.

     Performance shares granted under the 1993 Equity Participation Plan were as follows:

             Outstanding     Granted      Earned    Forfeited   Outstanding      Market
             at Beginning    During       During      During       at End       Price at
               of Year      the Year     the Year    the Year     of Year      Grant Date
               -------      --------     --------    --------     -------      ----------
       1998     1,366,375     273,656    229,378      26,145     1,384,508      $46.0625
       1999     1,384,508     236,915    352,726      45,672     1,223,025       53.6250
       2000     1,223,025     437,300    540,710      24,781     1,094,834       52.1250

     The Company applies APB Opinion 25 and related Interpretations in accounting for the Parent's performance shares. The Company estimates the final cost of these performance shares and accrues for this expense over the performance period. The accrued expense for the performance shares was $34,248,000, which includes $12,076,000 of merger related costs, $32,963,000 and $39,480,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Prior to the merger, the performance shares were adjusted to payout from 0 to two common shares of the Parent. The Company recognized a benefit for the difference between the market value of the Parent's common stock and the cost of the stock when it was purchased by an independent trustee (which amount was reimbursed by the Company to its Parent) for shares distributed under the performance share plan. This benefit was recorded by the Company as a capital contribution which totaled $8,485,000, $11,329,000 and $5,418,000 in 2000, 1999 and 1998, respectively. Had the compensation cost for the Parent's performance shares been determined based upon the provisions of SFAS No. 123, there would have been no effect on the Company's reported net income.

     The Company does not currently provide post-retirement benefits, other than under its defined contribution plans, to its employees, nor does it provide post-employment benefits to former employees other than under its severance plans.

10. COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under non-cancelable operating leases, which expire at various dates through 2005.

     Future minimum rental payments are as follows (in thousands):

                       Year Ended December 31,
                       -----------------------
                                 2001                            2,915
                                 2002                            2,660
                                 2003                            2,683
                                 2004                            2,683
                                 2005                            2,459
                                                               -------

                                 Total                         $13,400
                                                               =======

     Rent expense for the years ended December 31, 2000, 1999 and 1998 was $4,745,000, $3,996,000 and $4,025,000, respectively.

     During the ordinary course of business, the Company and its Subsidiaries have become parties to certain litigation. Management believes that these matters will be resolved with no material impact on the Company's financial position, results of operations or cash flows.

11. REINSURANCE

     The Subsidiaries obtain reinsurance to increase its policy writing capacity, both on an aggregate risk and a single risk basis, to meet state insurance regulatory, rating agency and internal limits, diversify risk, reduce the need for additional capital and strengthen financial ratios. The Subsidiaries reinsure portions of their risks with affiliated (see Note 13) and unaffiliated reinsurers under quota share, first-loss and excess-of-loss treaties and on a facultative basis.

     In the event that any or all of the reinsuring companies were unable to meet their obligations to the Company, or contested such obligations, the Company would be liable for such defaulted amounts. Certain of the reinsuring companies have provided collateral to the Subsidiaries to secure their reinsurance obligations. The Company has also assumed reinsurance of municipal obligations from unaffiliated insurers.

Amounts reinsured were as follows (in thousands):

                                                          Year Ended December 31,
                                                          -----------------------
                                                       2000        1999         1998
                                                       ----        ----         ----
Written premiums ceded                              $ 154,187   $ 132,236    $  99,413
Written premiums assumed                                9,702         995          935

Earned premiums ceded                                  85,175      63,615       55,939
Earned premiums assumed                                 3,312       2,514        4,271

Loss and loss adjustment expense payments ceded         1,616      (2,461)      22,619
Loss and loss adjustment expense payments assumed          26           1            3

                                                           December 31,
                                                           ------------
                                                        2000          1999
                                                        ----          ----
Principal outstanding ceded                         $57,424,542   $45,313,349
Principal outstanding assumed                         1,262,963     1,245,430

Deferred premium revenue ceded                          354,117       285,105
Deferred premium revenue assumed                         15,490         9,100

Loss and loss adjustment expense reserves ceded          24,617         9,492
Loss and loss adjustment expense reserves assumed           714           762

12. OUTSTANDING EXPOSURE AND COLLATERAL

     The Company's policies insure the scheduled payments of principal and interest on asset-backed and municipal obligations. The principal amount insured (in millions) as of December 31, 2000 and 1999 (net of amounts ceded to other insurers) and the terms to maturity are as follows:

                                          December 31, 2000          December 31, 1999
                                          -----------------          -----------------
Terms to Maturity                     Asset-Backed   Municipal    Asset-Backed   Municipal
-----------------                     ------------   ---------    ------------   ---------
0 to 5 Years                              $16,080     $ 4,010         $10,272     $ 3,351
5 to 10 Years                              22,983       9,468          13,911       8,741
10 to 15 Years                              9,268      18,548           8,956      15,441
15 to 20 Years                              1,055      24,995             814      24,711
20 Years and Above                         17,873      29,740          16,762      26,979
                                          -------     -------         -------     -------

                    Total                 $67,259     $86,761         $50,715     $79,223
                                          =======     =======         =======     =======

     The principal amount ceded as of December 31, 2000 and 1999 and the terms to maturity are as follows (in millions):

                                            December 31, 2000          December 31, 1999
                                            -----------------          -----------------
Terms to Maturity                        Asset-Backed  Municipal    Asset-Backed   Municipal
-----------------                        ------------  ---------    ------------   ---------
0 to 5 Years                               $ 4,406      $ 1,665        $ 3,962      $ 1,477
5 to 10 Years                                5,681        2,777          4,055        2,307
10 to 15 Years                               2,277        6,192          1,777        3,995
15 to 20 Years                                 778       10,208            769        7,423
20 Years and Above                           3,142       20,299          3,313       16,235
                                           -------      -------        -------      -------

                     Total                 $16,284      $41,141        $13,876      $31,437
                                           =======      =======        =======      =======

     The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance. The gross principal amounts of insured obligations in the asset-backed insured portfolio are backed by the following types of collateral (in millions):

                                             Net of Amounts Ceded       Ceded
                                                 December 31,        December 31,
                                                 ------------        ------------
Types of Collateral                             2000      1999      2000      1999
-------------------                             ----      ----      ----      ----
Residential mortgages                         $17,113   $16,713   $ 3,325   $ 3,198
Consumer receivables                           16,580    15,102     2,901     3,374
Pooled corporate obligations                   30,459    15,446     8,757     5,590
Investor-owned utility obligations                680       733       340       466
Other asset-backed obligations                  2,427     2,721       961     1,248
                                              -------   -------   -------   -------

             Total asset-backed obligations   $67,259   $50,715   $16,284   $13,876
                                              =======   =======   =======   =======

     The gross principal amount of insured obligations in the municipal insured portfolio includes the following types of issues (in millions):

                                             Net of Amounts Ceded        Ceded
                                                  December 31,        December 31,
                                                  ------------        ------------
Types of Issues                                  2000      1999      2000      1999
---------------                                  ----      ----      ----      ----
General obligation bonds                       $33,972   $31,446   $ 9,885   $ 6,237
Housing revenue bonds                            4,141     2,780     1,349     1,064
Municipal utility revenue bonds                 12,343    11,293     8,663     7,326
Health care revenue bonds                        5,686     5,950     5,426     4,674
Tax-supported bonds (non-general obligation)    18,795    17,719     8,748     7,095
Transportation revenue bonds                     4,185     3,482     3,787     2,918
Other municipal bonds                            7,639     6,553     3,283     2,123
                                               -------   -------   -------   -------

               Total municipal obligations     $86,761   $79,223   $41,141   $31,437
                                               =======   =======   =======   =======

     In its asset-backed business, the Company considers geographic concentration as a factor in underwriting insurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitization, the geographic concentration of the underlying assets may not remain fixed over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant, given other more relevant measures of diversification, such as issuer or industry.

     The Company seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth, by state, those states in which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured municipal securities as of December 31, 2000:

                                                         Net Par         Percent of Total        Ceded Par
                                        Number           Amount          Municipal Net Par         Amount
            State                     of Issues        Outstanding       Amount Outstanding     Outstanding
            -----                     ---------        -----------       ------------------     -----------
                                                      (in millions)                             (in millions)
California                                 647           $12,882               14.8%               $ 4,730
New York                                   485             8,107                9.3                  6,836
Pennsylvania                               431             5,511                6.4                  1,554
Texas                                      516             6,062                7.0                  3,018
Florida                                    167             5,214                6.0                  2,179
New Jersey                                 337             4,637                5.3                  2,681
Illinois                                   474             4,629                5.3                  1,696
Massachusetts                              140             2,668                3.1                  1,477
Michigan                                   300             2,563                3.0                    603
Wisconsin                                  325             2,412                2.8                    447
Washington                                 177             1,852                2.1                    884
All Other U.S. Jurisdictions             1,968            28,103               32.4                 12,752
International                               41             2,121                2.5                  2,284
                                         -----           -------              -----                -------

              Total                      6,008           $86,761              100.0%               $41,141
                                         =====           =======              =====                =======

13. RELATED PARTY TRANSACTIONS

     Allocable expenses are shared by the Company and its Parent on a basis determined principally by estimates of respective usage as stated in an expense sharing agreement. The agreement is subject to the provisions of the New York Insurance Law. Amounts included in other assets at December 31, 2000 and 1999 are $3,774,000 and $2,580,000, respectively, for unsettled expense allocations due from the Parent.

     The Company ceded premiums of $30,701,000, $28,388,000 and $23,838,000 to
Tokio Marine and Fire Insurance Co., Ltd. (Tokio Marine), a partial owner of the Parent prior to the merger, for the years ended December 31, 2000, 1999 and 1998, respectively. The amounts included in prepaid reinsurance premiums at December 31, 2000 and 1999 for reinsurance ceded to Tokio Marine were $89,574,000 and $76,327,000, respectively. Reinsurance recoverable on unpaid losses ceded to Tokio Marine was $7,675,000 and $4,889,000 at December 31, 2000 and 1999, respectively. The Company ceded losses and loss adjustment expenses of $2,935,000, $3,376,000 and $603,000 to Tokio Marine for the years ended December 31, 2000, 1999 and 1998, respectively. The Company ceded premiums of $22,581,000, $19,840,000 and $7,297,000 to XL, a partial owner of the Parent prior to the merger, and its subsidiaries, for the years ended December 31, 2000, 1999 and 1998, respectively. The amounts included in prepaid reinsurance premiums at December 31, 2000 and 1999 for reinsurance ceded to XL and its subsidiaries were $26,893,000 and $15,813,000, respectively.

     The Company ceded premiums of $(1,401,000), $84,000 and $203,000 on a quota share basis to Commercial Reinsurance Company (Comm Re), an affiliate of MediaOne Capital Corporation (MediaOne), a partial owner of the Parent prior to the merger, for the years ended December 31, 2000, 1999 and 1998, respectively. The Company assumed premiums of $8,568,000 from Comm Re for the year ended December 31, 2000, in connection with the acquisition of Comm Re. The sellers have either posted a letter of credit or assumed Comm Re's exposure themselves to cover any losses on its exposure at the time of the acquisition, all of which is being accounted for as reinsurance by the Company. The amount included in prepaid reinsurance premiums for reinsurance ceded to this affiliate was $1,728,000 at December 31, 1999. The amount of reinsurance recoverable on unpaid losses ceded to this affiliate at December 31, 1999 was $501,000. The Company ceded losses and loss adjustment expense recoveries of $501,000, $22,000 and $7,822,000 to this affiliate for the years ended December 31, 2000, 1999 and 1998, respectively.

     The Company ceded premiums of $25,659,000 on a quota share basis to Enhance Reinsurance Company and Asset Guaranty Insurance Company, former affiliates of MediaOne, for the year ended December 31, 1998. The Company ceded losses and loss adjustment expense recoveries of $4,134,000 to these affiliates for the year ended December 31, 1998.

14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Bonds and equity investments -- The carrying amount represents fair value. The fair value is based upon quoted market price.

     Short-term investments -- The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

     Cash, receivable for investments sold and payable for investments purchased -- The carrying amount approximates fair value because of the short maturity of these instruments.

     Deferred premium revenue, net of prepaid reinsurance premiums -- The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company's future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contract.

     Installment premiums -- Consistent with industry practice, there is no carrying amount for installment premiums since the Company will receive premiums on an installment basis over the term of the insurance contract. Similar to deferred premium revenue, the fair value of installment premiums is the estimated present value of the future contractual premium revenues that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract.

     Notes payable - The Company could not determine the fair value of the note because the related party debt does not contain normal commercial terms such as a maturity date.

     Losses and loss adjustment expenses, net of reinsurance recoverable on unpaid losses -- The carrying amount is fair value, which is the present value of the expected cash flows for specifically identified claims and potential losses in the Company's insured portfolio.

                                             December 31, 2000         December 31, 1999
                                             -----------------         -----------------
(In thousands)                             Carrying    Estimated     Carrying    Estimated
                                            Amount     Fair Value     Amount     Fair Value
                                            ------     ----------     ------     ----------
Assets:
   Bonds                                  $2,084,282   $2,084,282   $1,837,085   $1,837,085
   Equity investments                          9,746        9,746        9,768        9,768
   Short-term investments                    112,493      112,493      257,030      257,030
   Cash                                        7,053        7,053        4,153        4,153
   Receivable for securities sold              4,595        4,595       40,635       40,635

Liabilities:
   Deferred premium revenue, net of
      prepaid reinsurance premiums           582,709      495,311      559,041      468,784
   Losses and loss adjustment expenses,
      net of reinsurance recoverable on
      unpaid losses                           91,719       91,719       77,817       77,817
   Notes payable                             120,000          N/A      120,000          N/A
   Payable for investments purchased           5,158        5,158      239,295      239,295

Off-balance-sheet instruments:
   Installment premiums                                   275,992                   237,802

15. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The Company's liability for losses and loss adjustment expenses consists of the case basis and general reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows (in thousands):

                                                            Year Ended December 31,
                                                            -----------------------

                                                          2000       1999       1998
                                                          ----       ----       ----
Balance at January 1                                    $ 87,309   $ 72,007   $ 75,417

Less reinsurance recoverable                               9,492      6,421     30,618
                                                        --------   --------   --------

Net balance at January 1                                  77,817     65,586     44,799

Incurred losses and loss adjustment expenses:
       Current year                                        6,672      8,575      8,049
       Prior years                                         2,731        254     (4,100)

Recovered (paid) losses and loss adjustment expenses:
       Current year
       Prior years                                         4,499      3,402     16,838
                                                        --------   --------   --------

Net balance December 31                                   91,719     77,817     65,586

Plus reinsurance recoverable                              24,617      9,492      6,421
                                                        --------   --------   --------

     Balance at December 31                             $116,336   $ 87,309   $ 72,007
                                                        ========   ========   ========

     During 1998, the Company increased its general reserve by $3,949,000, reflecting $8,049,000 for originations of new business offset by a $4,100,000 decrease in the amount needed to fund the general loss reserve primarily because of recoveries on certain commercial mortgage transactions. During 1998, the Company transferred $18,403,000 to its general reserve from case basis reserves due to those recoveries on commercial mortgage transactions. Also during 1998, the Company transferred $9,414,000 from its general reserve to case basis reserves associated predominantly with certain consumer receivable transactions. Giving effect to these transfers, the general reserve totaled $47,251,000 at December 31, 1998.

     During 1999, the Company increased its general reserve by $8,829,000, of which $8,575,000 was for originations of new business and $254,000 was for the reestablishment of the general reserve. Also during 1999, the Company transferred to the general reserve $3,549,000 representing recoveries received on prior-year transactions and transferred $4,580,000 from the general reserve to case basis reserves. Giving effect to these transfers, the general reserve totaled $54,971,000 at December 31, 1999.

     During 2000, the Company increased its general reserve by $9,403,000, of which $6,672,000 was for originations of new business and $2,731,000 was for the accretion of the discount of prior years reserves. Also during 2000, the Company transferred to the general reserve $2,053,000 representing recoveries received on prior-year transactions and transferred $1,223,000 from the general reserve to case basis reserves. Giving effect to these transfers, the general reserve totaled $65,204,000 at December 31, 2000.

     The amount of discount taken was approximately $28,748,000, $31,113,000 and $28,564,000 at December 31, 2000, 1999 and 1998, respectively.

16. INVESTMENTS IN UNCONSOLIDATED AFFILIATE

     In November 1998, the Parent invested $19,900,000 to purchase a 19.9% interest in XL Financial Assurance Ltd (XLFA), a financial guaranty insurance subsidiary of XL. In February 1999, the Parent sold $4,900,000 of its interest back to XLFA, giving the Parent a 15.0% interest in XLFA, which it contributed to the Company in December 1999. In December 2000, the Company invested an additional $24,000,000 to maintain its 15.0% interest. The Company's investment in XLFA is accounted for using the equity method of accounting because the Company has significant influence over XLFA's operations. Amounts recorded by the Company in connection with XLFA as of December 31, 2000 and 1999 are as follows (in thousands):
                                                              2000        1999
                                                              ----        ----

   Investment in XLFA                                       $43,721      $16,631
   Equity in earnings from XLFA                               3,090          192
   Dividends received from XLFA                                 859

     At December 31, 2000 and 1999, the Company's retained earnings included $2,423,000 and $192,000 of accumulated undistributed earnings of XLFA.

17. MINORITY INTEREST IN SUBSIDIARY

     In November 1998, Financial Security Assurance International Ltd. (International), a Bermuda-based financial guaranty subsidiary of the Company, sold to XL $20,000,000 of preferred shares representing a minority interest in International. In December 1999, International sold to XL an additional $10,000,000 of preferred shares to maintain its minority ownership percentage. The preferred shares are Cumulative Participating Voting Preferred Shares, which in total have a minimum fixed dividend of $1,500,000 per annum. For the years ended December 31, 2000, 1999 and 1998, the Company recognized minority interest of $5,295,000, $2,715,000 and $388,000, respectively.

18. RECENTLY ISSUED ACCOUNTING STANDARDS

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.
133). SFAS 133 was subsequently amended by SFAS 137 and 138. These statements established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure the instruments at fair value. At December 31, 2000, the Company had a limited number of insurance policies that would be considered derivatives for accounting purposes and had no open positions in U.S. Treasury bond futures, call options or other derivative instruments used for hedging purposes. The adoption on January 1, 2001 of this standard will not have a material impact on the Company's financial position, results of operations or cash flows.


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